EXHIBIT 1.1

MARKWEST ENERGY PARTNERS, L.P.

Common Units

TERMS AGREEMENT

December 17, 2013

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York, 10013

Ladies and Gentlemen:

MarkWest Energy Partners, L.P. (the “Partnership”) and MarkWest Energy Partners, L.P., in its capacity as custodian for M&R MWE Liberty, LLC (the “Custodian”) propose, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated September 5, 2013 (the “Equity Distribution Agreement”), by and among the Partnership, MarkWest Energy Operating Company, L.L.C., M&R MWE Liberty, LLC and Citigroup Global Markets Inc., to issue and sell to Citigroup Global Markets Inc. the securities specified in Schedule I hereto (the “Purchased Units”), and, solely for the purpose of covering over-allotments, to grant to Citigroup Global Markets Inc. the option to purchase the additional securities specified in Schedule I hereto (the “Additional Units”).

Citigroup Global Markets Inc. shall have the right to purchase from the Partnership and the Custodian all or a portion of the Additional Units as may be necessary to cover over-allotments made in connection with the offering of the Purchased Units, at the same purchase price per common unit to be paid by Citigroup Global Markets Inc. to the Partnership and the Custodian for the Purchased Units. This option may be exercised by Citigroup Global Markets Inc. at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Partnership and the Custodian. Such notice shall set forth the aggregate number of Additional Units as to which the option is being exercised, and the date and time when the Additional Units are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in Schedule I hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Units shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Units.

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by Citigroup Global Markets Inc., as agent of the Partnership, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement, the Time of Delivery and any Option

Closing Date, except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement, the Time of Delivery and any Option Closing Date in relation to the Prospectus as amended and supplemented to relate to the Purchased Units.

The Partnership hereby agrees that it will not, for a period of 45 days after the date hereof, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Common Units or securities convertible into or exercisable or exchangeable for Common Units other than a distribution of Common Units pursuant to any recapitalization, unit split or other pro rata distribution to unitholders, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Common Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, (3) cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Common Units or securities convertible into or exchangeable for Common Units or any other securities of the Partnership (other than a registration statement on Form S-8 in connection with employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof) or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Citigroup Global Markets Inc.; provided, however, that the Partnership may issue or register Common Units or any securities convertible into or exchangeable for Common Units pursuant to the Partnership’s 2008 Long-Term Incentive Plan, as amended from time to time, to increase the number of units authorized for issuance thereunder.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Partnership and the Custodian agree to issue and sell, to Citigroup Global Markets Inc. and the latter agrees to purchase from the Partnership and the Custodian the number of Purchased Units and Additional Units at the time and place and at the purchase price set forth in Schedule I hereto.

[Signature page follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement among the parties hereto.

MARKWEST ENERGY PARTNERS, L.P.

By: MarkWest Energy GP, L.L.C., its general partner

By:	/s/ Nancy K. Buese
	Name:	Nancy K. Buese
	Title:	Executive Vice President and Chief
Financial Officer

MARKWEST ENERGY OPERATING COMPANY, L.L.C.

By:	/s/ Nancy K. Buese
	Name:	Nancy K. Buese
	Title:	Executive Vice President and Chief
Financial Officer

MARKWEST ENERGY PARTNERS, L.P., in its capacity as custodian for M&R MWE Liberty, LLC

By: MarkWest Energy GP, L.L.C., its general partner

By:	/s/ Nancy K. Buese
	Name:	Nancy K. Buese
	Title:	Executive Vice President and Chief
Financial Officer

Terms Agreement

ACCEPTED as of the date first written above.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ian Patel
Name:	Ian Paten
Title:	Vice President

Terms Agreement

Schedule I to the Terms Agreement

Title of Purchased Units and Additional Units:

Common Units representing limited partnership interests

Number of Partnership Purchased Units:	4,750,000

Number of Custodian Purchased Units:	250,000

Maximum Number of Partnership Additional Units:	712,500

Maximum Number of Custodian Additional Units:	37,500

Price to Public:

The Units may be offered by the Sales Agent from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by it and subject to its right to reject any order in whole or in part. The Sales Agent may effect such transactions by selling the Units to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the Sales Agent and/or purchasers of Units for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the Sales Agent purchases Units and the price at which the Sales Agent resells such Units may be deemed underwriting compensation.

Purchase Price by Citigroup Global Markets Inc.:        $62.90

Method of and Specified Funds for Payment of Purchase Price:

By wire transfer to a bank account specified by the Partnership in same day funds.

Method of Delivery:

Free delivery of the Units to the Manager’s account at The Depository Trust Company in return for payment of the Purchase Price.

Time of Delivery:                4:10 p.m., New York City time, December 17, 2013.

Closing Location:                Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002

Documents to be Delivered:

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the time of execution of this Terms Agreement:

(1) The accountants’ letter referred to in Section 4(p).

The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery and on any Option Closing Date:

(1)  The officers’ certificate referred to in Section 4(k)(i).

(2)  The officers’ certificate referred to in Section 4(k)(ii).

(3)  The opinion referred to in Section 4(l).

(4)  The opinion referred to in Section 4(m).

(5)  The opinion referred to in Section 4(n).

(6)  The opinion referred to in Section 4(o).

(7)  An accountants’ letter to the effect that Deloitte & Touche LLP reaffirms the statements made in the letter furnished at the time of execution of this Terms Agreement.

(8)  Such other documents as the Manager shall reasonably request.